Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

H.B. Fuller Company

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our reports dated February 25, 2005 with respect to the consolidated balance sheet of H.B. Fuller Company Inc. as of November 27, 2004 and the related consolidated statements of income, stockholders’ equity and cash flows for the year then ended, management’s assessment of the effectiveness of internal control over financial reporting as of November 27, 2004, and the effectiveness of internal control over financial reporting as of November 27, 2004, which appear in the H.B. Fuller Company’s Annual Report on Form 10-K for the year ended November 27, 2004.

Our report dated February 25, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of November 27, 2004, expresses our opinion that H.B. Fuller Company did not maintain effective internal control over financial reporting as of November 27, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that there was insufficient supervision and oversight of certain local accounting personnel within the Company’s Latin American region.

Additionally, our report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of November 27, 2004, contains an explanatory paragraph that states that H.B. Fuller Company excluded an acquired entity and an entity consolidated pursuant to FASB Interpretation No. 46R from its assessment of the effectiveness of the Company’s internal control over financial reporting. Our audit of internal control over financial reporting of H.B. Fuller Company also excluded an evaluation of the internal control over financial reporting of these entities.

Our report dated February 25, 2005 notes that the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 46 “Consolidation of Variable Interest Entities,” on May 29, 2004.

/s/ KPMG LLP

Minneapolis, Minnesota

July 27, 2005